Exhibit 99

FOR IMMEDIATE RELEASE
Contact
Communications
Media.Line@GenMills.com
763-764-6364

General Mills Names Dana McNabb
Chief Operating Officer
McNabb also joins Board of Directors

MINNEAPOLIS (May 6, 2026) — General Mills (NYSE: GIS) today announced Dana McNabb has been promoted to Chief Operating Officer, effective June 1, 2026. McNabb will continue to report to Chairman and CEO Jeff Harmening and join General Mills’ board of directors.

In addition to her current accountabilities leading North America Retail and North America Pet, McNabb will add responsibility for all General Mills’ operating segments and key operating functions, including the International and North America Foodservice segments and the Digital & Technology, Innovation, Technology & Quality, Strategy and Growth, and Supply Chain teams.

“Dana is a disciplined, strategic leader and results-driven operator with a proven passion for our brands and consumers,” said Harmening. “As someone who looks ahead and acts with urgency, Dana has led an initiative to reinvigorate our brands by strengthening their remarkability. She is exceptionally well suited to lead our global operations and restore profitable growth for General Mills and our shareholders.”

McNabb has served as Group President of North America Retail since 2024 and added North America Pet to her responsibilities in 2025. She previously held roles as Chief Strategy & Growth Officer; Group President, Europe & Australia segment; President of the U.S. Cereal operating unit; and Vice President of Global Marketing for Cereal Partners Worldwide (CPW), the company’s joint venture with Nestlé headquartered in Switzerland. McNabb started her General Mills career in Canada in 1999 and her marketing experience has spanned the company's major businesses, including Cereal, Snacks, Meals and Dairy.

McNabb holds a bachelor's degree in commerce from the University of Ottawa and a master's degree in business administration from the London School of Business. She also serves on the board of directors of CPW.

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About General Mills
General Mills makes food the world loves. The company is guided by its Accelerate strategy to boldly build its brands, relentlessly innovate, unleash its scale and stand for good. Its portfolio of beloved brands includes household names like Cheerios, Nature Valley, Blue Buffalo, Häagen-Dazs, Old El Paso, Pillsbury, Betty Crocker, Totino’s, Annie’s, Wanchai Ferry and more. General Mills generated fiscal 2025 net sales of U.S. $19 billion. In addition, the company’s share of non-consolidated joint venture net sales totaled U.S. $1 billion. For more information, visit www.generalmills.com.